BRF S.A.

A Publically Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

ANNOUNCMENT TO THE MARKET

Aiming to enhance its financial liquidity management, BRF S.A., hereinafter referred to as "Company", announces to its shareholders and the market that it has agreed to a revolving credit line (the "Revolving Credit Facility") of USD 1.0 billion for a term of 5 years. The Revolving Credit Facility’s joint lead arrangers, Citigroup Global Markets Inc., HSBC Securities (USA) Inc.,, Morgan Stanley Senior Funding Inc., and Santander Investment Securities Inc., raised commitments through a syndicate of the following 28 global banks: Citibank, N.A., HSBC Bank USA, National Association, Morgan Stanley Bank, N.A., Banco Santander (Brasil) S.A., Banco do Brasil, S.A., Bank of China, Bank of Tokyo-Mitsubishi UFJ, Ltd., BNP Paribas, ING Bank N.V., Itau Unibanco S.A., Mizuho Bank, Ltd., National Bank of Abu Dhabi PJSC, Rabobank Curacao N.V., Scotiabank & Trust (Cayman) Ltd., Standard Chartered Bank, Sumitomo Mitsui Banking Corporation, First Gulf Bank PJSC, Intesa Sanpaolo S.p.A., Bank of America, N.A., Banco Bilbao Vizcaya Argentariea, S.A., Banco Bradesco S.A., Banco BTG Pactual S.A., Deutsche Bank AG, JPMorgan Chase Bank, N.A., Malayan Banking Berhad, Societe Generale, Bank of Taiwan and Mega International Commercial Bank Co., Ltd.

The new line replaced, with generally more favorable terms and rates, the Company’s existing three year, USD 500 million revolving credit line, which was contracted in 2012.

The transaction has been structured such that the Company is able to make use of the line of credit any time over the course of the contractual five year period.

São Paulo, June 5, 2014

Augusto Ribeiro Júnior

Chief Financial and Investor Relations Officer